Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

dated as of

December 16, 2022

between

INGREDION INCORPORATED

and

PNC BANK, NATIONAL ASSOCIATION

i

ii

SCHEDULES:

Schedule 6.01	—	Existing Indebtedness
Schedule 6.02	—	Existing Liens

iii

CREDIT AGREEMENT dated as of December 16, 2022, between INGREDION INCORPORATED, a Delaware corporation (the “Borrower”) and PNC BANK, NATIONAL ASSOCIATION (the “Bank”).

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Acquisition” means the acquisition (by purchase, merger or otherwise) by the Borrower or any of its Subsidiaries of (a) the assets constituting a business, division, facility, product line or line of business of any Person not already a Subsidiary or (b) more than 50% of the capital stock or other equity of any such Person.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Credit Agreement, as amended, restated, amended and restated, modified or supplemented from time to time.

“Alternate Rate” means the sum of (A) the Base Rate plus (B) 10 basis points (0.10%).

“Ancillary Document” has the meaning assigned to such term in 9.06(b).

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) the Bank, (b) an Affiliate of the Bank or (c) an entity or an Affiliate of an entity that administers or manages the Bank.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark (or component thereof), any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an interest period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Bank, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Base Rate” means the higher of (A) the Prime Rate, and (B) the sum of the Overnight Bank Funding Rate plus 50 basis points (0.50%); provided, however, if the Base Rate as determined above would be less than zero, then such rate shall be deemed to be zero. If and when the Base Rate as determined above changes, the rate of interest with respect to any amount to which the Base Rate applies will change automatically without notice to the Borrower, effective on the date of any such change

“Benchmark” means, initially, Daily Simple SOFR; provided that if a Benchmark Transition Event and the related Benchmark Replacement Date have occurred with respect to the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.14.

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate that has been selected by the Bank and the Borrower as the replacement for the then-current Benchmark giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for bilateral credit facilities denominated in Dollars at such time in the United States and (b) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to the above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement and for any applicable interest period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Bank and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for bilateral credit facilities denominated in Dollars at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or the Term Loan, any technical, administrative or operational changes (including changes to the definition of “Alternate Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the timing and frequency of determining rates and making payments of interest, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Bank in consultation with the Borrower decides may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Bank in a manner substantially consistent with market practice (or, if the Bank decides that adoption of any portion of such market practice is not administratively feasible or if the Bank determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Bank in consultation with the Borrower decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board, the NYFRB, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component), or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (a) beginning at the time that a Benchmark Replacement Date pursuant to clause (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14 and (b) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrowed Debt” of any Person means the sum, without duplication, of (a) all Indebtedness of such Person for borrowed money and Indebtedness of such Person, evidenced by bonds, debentures, notes or other similar instruments, plus (b) all Receivables Transaction Attributed Indebtedness and Permitted Commodity Repurchase Agreement Indebtedness of such Person, plus (c) all Indebtedness, contingent or otherwise, of such Person in respect of letters of credit, letters of guaranty, bankers’ acceptances or similar extensions of credit, plus (d) all Capital Lease Obligations of such Person, plus (e) any monetary obligation of such Person under a synthetic, off-balance sheet or tax retention lease or any other monetary obligation arising under a similar transaction, plus (f) all Guarantees by such Person of Borrowed Debt of others, plus (g) all Permitted Receivable Sales Transaction Indebtedness.

“Business Day” means any day other than (A) a Saturday or Sunday or (B) a legal holiday on which commercial banks are authorized or required by law to be closed for business in Pittsburgh, Pennsylvania; provided that, when used in connection with an amount that bears interest at a rate based on SOFR or any direct or indirect calculation or determination involving SOFR, the term “Business Day” means any such day that is also a U.S. Government Securities Business Day.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases or financing leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any person or group (as beneficial ownership, person and group are defined for purposes of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Equity Interests representing more than 40% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Borrower; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of Borrower by Persons who were neither (i) nominated or approved by the board of directors of Borrower nor (ii) appointed or approved by a majority of directors so nominated or approved; or (c) the acquisition of direct or indirect Control of Borrower by any Person or group.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rules, guideline or directive (whether or not having the force of law) in each case by any Governmental Authority; provided however, that notwithstanding anything herein to the contrary,(i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, implemented or issued.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commodity” means any commodity or inventory, including, without limitation, wheat, corn, and soybeans and/or products related to each of the foregoing and any commodity or inventory which replaces, substitutes for or is exchanged for any such commodity or inventory under the applicable Commodity Repurchase Agreement.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Commodity Repurchase Agreement” means any (a) commodity repurchase agreement, commodity reverse repurchase agreement or commodity spot and/or forward agreement with an embedded right of either party or both parties to require the sale or repurchase, or similar agreement, with respect to any Commodity entered into between Borrower or any of its Subsidiaries and an Eligible Repurchase Counterparty, and (b) futures contract, exchange-for-risk, exchange-for-physical, exchange-for-swap or similar agreement in respect of Commodities entered into between Borrower or any of its Subsidiaries and a commodity exchange (or any broker or other intermediary in respect of transactions on that exchange) in connection therewith or to hedge the risk thereof.

“Commodity Repurchase Agreement Property” means an Eligible Repurchase Counterparty’s right, title, and interest in (a) all Commodities purchased or sold pursuant to a Commodity Repurchase Agreement, (b) all Commodities substituted for such Commodities in accordance with any Commodity Repurchase Agreement, (c) commingled or identified amounts of Commodities, if applicable, to the extent of the Commodities expressed to be purchased or sold pursuant to a Commodity Repurchase Agreement, (d) negotiable warehouse receipts or other negotiable documents issued in the name, or to the order, of the Eligible Repurchase Counterparty in connection with such Commodity, (e) any futures contract exchanged in connection with a Commodity Repurchase Agreement pursuant to a Commodity Repurchase Agreement, and (f) all products and proceeds of the foregoing as to all of the foregoing, whether now owned or hereafter acquired and wherever located.

“Confidential Information” has the meaning assigned to such term in Section 9.12.

“Consolidated EBITDA” means, for any period, an amount equal to consolidated net income (or net loss) of Borrower and its Subsidiaries plus, to the extent deducted in determining consolidated net income (or net loss) for such period, the sum of (a) net interest expense, (b) income tax expense, (c) depreciation expense, (d) amortization expense, (e) non-cash charges and expenses, (f) extraordinary, unusual, non-recurring or one-time cash expenses, losses and charges in an aggregate amount not to exceed 10% of Consolidated EBITDA (calculated before giving effect to any amounts added back pursuant to this clause (f)) in any four fiscal quarter period (provided that, notwithstanding the foregoing, the aggregate amount added back to Consolidated EBITDA pursuant to this clause (f) during the term of this Agreement shall not exceed $300,000,000), (g) net income attributable to non-controlling interests and (h) expenses and fees paid to unaffiliated third parties and incurred during such period in connection with acquisitions, dispositions, investments and debt or equity issuances (whether or not consummated), minus, to the extent included in determining consolidated net income (or net loss) for such period, the sum of (w) all cash payments made during such period on account of non-cash charges or expenses that were accruals or reserves added to consolidated net income pursuant to clause (e) above in a prior period, (x) any non-cash gains or items of income for such period, (y) net loss attributable to non-controlling interests and (z) extraordinary, unusual, non-recurring or one-time cash gains or items of income for such period in an aggregate amount not to exceed 10% of Consolidated EBITDA (calculated before giving effect to any amounts deducted pursuant to this clause (z)), in each case determined in accordance with GAAP by reference to the consolidated financial statements of the Borrower required to be delivered pursuant to the Loan Documents. If the Borrower or a Subsidiary consummates or has consummated a Material Acquisition or a Material Disposition at any time since the commencement of such period but on or prior to the applicable date of determination, then, for the purposes of calculating the financial covenants set forth in Sections 6.04 and 6.05 for the applicable period, Consolidated EBITDA for such period shall be adjusted on a pro forma basis to give effect to such Material Acquisition or a Material Disposition as though such Material Acquisition or a Material Disposition had been consummated as of the first day of such period; provided that with respect to any Material Acquisition, such pro forma adjustments (including any prorated amounts necessary to give effect to such Material Acquisition for all of such period) shall, with respect to the acquired entity or business, be based on the financial information (such as internal monthly reports) available to (and in good faith relied upon by) the Borrower.

“Consolidated Net Assets” means, as of the date of any determination thereof, total assets of Borrower and its Subsidiaries calculated in accordance with GAAP on a consolidated basis as of such date minus goodwill of Borrower and its Subsidiaries as of such date.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), the interest rate per annum determined by the Bank by dividing (the resulting quotient rounded upwards, at the Bank’s discretion, to the nearest 1/100th of 1%) (A) SOFR for the day (the “SOFR Determination Date”) that is 2 Business Days prior to (i) such SOFR Rate Day if such SOFR Rate Day is a Business Day or (ii) the Business Day immediately preceding such SOFR Rate Day if such SOFR Rate Day is not a Business Day, by (B) a number equal to 1.00 minus the SOFR Reserve Percentage, in each case, as such SOFR is published by the NYFRB (or a successor administrator of the secured overnight financing rate) on the website of the NYFRB, currently at http://www.newyorkfed.org, or any successor source identified by the NYFRB or its successor administrator for the secured overnight financing rate from time to time. If Daily Simple SOFR as determined above would be less than the Floor, then Daily Simple SOFR shall be deemed to be the Floor. If SOFR for any SOFR Determination Date has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (Pittsburgh, Pennsylvania time) on the second Business Day immediately following such SOFR Determination Date, then SOFR for such SOFR Determination Date will be SOFR for the first Business Day preceding such SOFR Determination Date for which SOFR was published in accordance with the definition of “SOFR”; provided that SOFR determined pursuant to this sentence shall be used for purposes of calculating Daily Simple SOFR for no more than 3 consecutive SOFR Rate Days. If and when Daily Simple SOFR as determined above changes, any applicable rate of interest based on Daily Simple SOFR will change automatically without notice to the Borrower, effective on the date of any such change.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Dollars” or “$” refers to lawful money of the United States of America.

“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the Securities and Exchange Commission.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Electronic Delivery” has the meaning assigned to such term in Section 5.01.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Repurchase Counterparty” means, with respect to any Commodity Repurchase Agreement, a Person that is a lender of Borrower and/or its Subsidiaries or an Affiliate of such lender who, in the ordinary course of its business, purchases, sells or hedges the Commodity that is the subject of the applicable Commodity Repurchase Agreement, and who, with respect to any exchange for swap transaction, qualifies as an ECP.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating to the environment, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (b) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified Borrower or any ERISA Affiliate that a Plan may become a subject of such proceedings, (c) Borrower or any ERISA Affiliate shall have incurred, or is reasonably expected to incur, any liability pursuant to Title I or Title IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans or (d) Borrower or any ERISA Affiliate withdraws from any Multiemployer Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Bank or required to be withheld or deducted from a payment to the Bank, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of the Bank being organized under the laws of, or having its principal office or, in the case of the Bank, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. Federal withholding Taxes imposed on amounts payable to or for the account of the Bank pursuant to a law in effect on the date on which (i) the Bank acquires an interest in the Term Loan or (ii) the Bank changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to the Bank’s assignor immediately before the Bank acquired the applicable interest in the Term Loan or to the Bank immediately before it changed its lending office, (c) Taxes attributable to the Bank’s (or any assignee thereof’s) failure to comply with Section 2.17(f) and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any intergovernmental agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FCA” has the meaning assigned to such term in Section 1.05.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of Borrower.

“Floor” means a rate of interest per annum equal to zero basis points (0%).

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America or any political subdivision thereof, whether state or local, any foreign nation and any agency, authority, instrumentality, regulatory body, court, central bank or other entity similar to any of the foregoing exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including any applicable supranational bodies (such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any direct or indirect liability, contingent or otherwise, of the guarantor with respect to any Indebtedness or other obligation of another Person (the “primary obligor”), including, without limitation, any such obligation directly or indirectly guaranteed by the guarantor, or in respect of which the guarantor is otherwise directly or indirectly liable, including, without limitation, any such obligation in effect guaranteed by the guarantor through any agreement (contingent or otherwise) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain the solvency or any balance sheet or other financial condition of the primary obligor of such obligation. The amount of any Guarantee made by any guarantor shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (b) the maximum amount for which such guarantor may be liable pursuant to the terms of the instrument embodying such Guarantee, unless (in the case of a primary obligation that is not Indebtedness) such primary obligation and the maximum amount for which such guarantor may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guarantor’s maximum reasonably anticipated liability in respect thereof as determined by Borrower in good faith.

“Hazardous Materials” means all petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, radon gas and any other chemicals, materials or substances designated, classified or regulated as being “hazardous” or “toxic,” or words of similar import, under any Environmental Law.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) reserved, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (i) trade payables incurred in the ordinary course of business, (ii) deferred compensation payable to directors, officers, employees or consultants in an aggregate outstanding amount not greater than $30,000,000 at any time and (iii) any purchase price adjustment or earnout incurred in connection with an Acquisition, except to the extent that the amount payable pursuant to such purchase price adjustment or earnout becomes payable), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, provided that to the extent recourse is limited to recovery against a specific asset, the amount of such Indebtedness shall be the lesser of (X) the amount of any such Lien and (Y) the fair market value of such asset, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) all Receivables Transaction Attributed Indebtedness and Permitted Commodity Repurchase Agreement Indebtedness of such Person, (l) all net obligations of such Person under any Swap Agreement, (m) any monetary obligation of such Person under a synthetic, off-balance sheet or tax retention lease or any other monetary obligation arising under a similar transaction and (n) Permitted Receivable Sales Transaction Indebtedness.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(c).

“Interest Coverage Ratio” means as of the end of any fiscal quarter of the Borrower, the ratio of Consolidated EBITDA to net interest expense of all Indebtedness of Borrower and its Subsidiaries, in each case for the period of the four fiscal quarters then ended, computed on a consolidated basis for Borrower and its Subsidiaries.

“Leverage Ratio” means, as of any Measurement Date, the ratio of Net Borrowed Debt as of such Measurement Date to Consolidated EBITDA for the most recently completed four fiscal quarters of Borrower, computed on a consolidated basis for Borrower and its Subsidiaries.

“Liabilities” has the meaning set forth in Section 10.01.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“LLC” means any Person that is a limited liability company under the laws of its jurisdiction of formation.

“Loan Documents” means this Agreement, after the execution and delivery thereof pursuant to the terms of this Agreement, the Note and each other document from time to time designated as such by Borrower and the Bank and, in each case of the foregoing, any amendments, modifications or supplements thereto or waivers thereof.

“Material Acquisition” means any Acquisition for aggregate consideration in excess of $100,000,000.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition of Borrower and the Subsidiaries, taken as a whole, (b) the ability of Borrower to perform its obligations under this Agreement or the other Loan Documents or (c) the rights or remedies of the Bank under this Agreement or any other Loan Document.

“Material Disposition” means the disposition (by asset sale, merger or otherwise) by the Borrower or any of its Subsidiaries of any assets or property, including capital stock or other equity of any Subsidiary, in each case for an aggregate consideration in excess of $100,000,000.

“Material Indebtedness” means Indebtedness (other than the Term Loan) or obligations in respect of one or more Swap Agreements of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $100,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Subsidiary” means a Subsidiary which either (i) has 5% or more of the assets (valued at the greater of book or fair market value) of the Borrower and its Subsidiaries determined on a consolidated basis as of the fiscal quarter end next preceding the date of determination or (ii) is responsible for 5% or more of consolidated net sales of the Borrower and its Subsidiaries for the four quarter period ending on the fiscal quarter end next preceding the date of determination.

“Maturity Date” means December 16, 2024, or any earlier date on which the Obligations of Borrower become due and payable pursuant to the terms hereof.

“Maximum Rate” means the maximum rate of interest allowed by applicable law.

“Measurement Date” means the last day of each fiscal quarter of Borrower.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Borrowed Debt” means (a) Borrowed Debt of Borrower and its Subsidiaries, on a consolidated basis, calculated in accordance with GAAP minus (b) an amount (not less than zero) equal to (i) the amount of cash on the consolidated balance sheet of the Borrower minus (ii) $50,000,000; provided that, for purposes of determining Net Borrowed Debt at any time after the definitive agreement for any Material Acquisition shall have been executed, any Indebtedness that has been incurred for the purpose of financing the consideration payable upon the consummation of such Material Acquisition shall be disregarded until the earliest to occur of any of the following: (A) such Material Acquisition shall have been consummated, (B) such Indebtedness has been outstanding for more than 15 months or (C) the definitive agreement for such acquisition is terminated.

“Note” means that certain Term Loan Note dated as of the Effective Date executed and delivered by Borrower to the order of the Bank.

“NYFRB” means the Federal Reserve Bank of New York.

“Obligations” means, individually and collectively: (a) the aggregate principal balance of, and all accrued and unpaid interest on, the Term Loan; and (b) all other indebtedness, liabilities, obligations, covenants and duties of the Borrower owing to the Bank of every kind, nature and description, under or in respect of this Agreement or any other Loan Document, including, without limitation, the fees and indemnification obligations, whether direct or indirect, absolute or contingent, due or not due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any promissory note. Without limiting the foregoing, the Obligations include the obligation to pay or reimburse, as applicable, principal, interest, charges, expenses, fees, indemnities and other amounts payable by the Borrower under any Loan Document.

“Other Connection Taxes” means, with respect to the Bank, Taxes imposed as a result of a present or former connection between the Bank and the jurisdiction imposing such Taxes (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in the Term Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB, as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by the NYFRB (or by such other recognized electronic source (such as Bloomberg) selected by the Bank for the purpose of displaying such rate); provided, that if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further, that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by the Bank in its reasonable discretion at such time (which determination shall be conclusive absent manifest error). If the Overnight Bank Funding Rate determined as above would be less than zero, then such rate shall be deemed to be zero. The rate of interest charged shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to the Borrower.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Commodity Repurchase Agreement Indebtedness” means, at any time, any obligations of Borrower or any of its Subsidiaries outstanding under a Commodity Repurchase Agreement that on any date of determination would be characterized as principal if such Commodity Repurchase Agreement were structured as a secured lending transaction.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that are not yet delinquent or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 90 days or are being contested in compliance with Section 5.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory and regulatory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under Section 7.01(k);

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of Borrower or any Subsidiary;

(g) customary Liens arising in the ordinary course of business solely on deposits, advances and contractual payments, including implementation allowances or escrows to or with landlords, customers or clients or in connection with insurance arrangements;

(h) bankers’ liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions and securities accounts and other financial assets maintained with securities intermediaries, in each case, incurred in the ordinary course of business;

(i) Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor, or a licensee, lessee or sublicensee or sublessee, in the property subject to any lease (other than Capital Lease Obligations), license or sublicense or concession agreement permitted by this Agreement;

(j) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(k) Liens that are contractual rights of setoff;

(l) Liens arising out of consignment or similar arrangements for the sale of goods entered into by Borrower or any Subsidiary in the ordinary course of business;

(m) in connection with the sale or transfer of any Equity Interests or other assets in a transaction permitted under Section 6.03, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof, in each case, solely to the extent such rights and restrictions apply solely to the assets or Equity Interests subject to such sale or transfer;

(n) in the case of (i) any Subsidiary that is not a Wholly Owned Subsidiary or (ii) the Equity Interests in any Person that is not a Subsidiary, any encumbrance or restriction, including any put and call arrangements, related to Equity Interests in such Subsidiary or such other Person set forth in the organizational documents of such Subsidiary or such other Person or any related joint venture, shareholders’ or similar agreement;

(o) Liens solely on any cash earnest money deposits, escrow arrangements or similar arrangements made by Borrower or any Subsidiary in connection with any letter of intent or purchase agreement for an Acquisition or other transaction permitted hereunder; and

(p) (i) deposits made in the ordinary course of business to secure obligations to insurance carriers providing casualty, liability or other insurance to Borrower and the Subsidiaries and (ii) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Borrowed Debt.

“Permitted Receivable Sales Transaction” means any receivables sale transaction in which Borrower or any Subsidiary agrees to sell certain accounts receivable of Borrower or such Subsidiary to a counterparty pursuant to an accelerated payment program established by a customer of Borrower or such Subsidiary in the ordinary course of business pursuant to the terms of such accelerated payment program in order to secure early payment and to improve working capital.

“Permitted Receivable Sales Transaction Indebtedness” means at any time any portion of obligations outstanding under a Permitted Receivable Sales Transaction which, pursuant to GAAP, are characterized as indebtedness.

“Permitted Securitization” means any receivables financing program or programs providing for the sale of accounts receivable and related rights by Borrower or its Subsidiaries (other than a Permitted Receivables Sales Transaction) to an SPC for cash and/or other customary consideration for fair value in transactions intending to be sales, which SPC shall finance the purchase of such assets by the sale, transfer, conveyance, lien or pledge of such assets to one or more limited purpose financing companies, special purpose entities and/or other financial institutions, in each case pursuant to documentation reasonably determined by Borrower to be customary and on market terms for financing programs at the time such documentation is entered into, provided that the aggregate outstanding amount of all Receivables Transaction Attributed Indebtedness associated with all such programs, together with the aggregate outstanding amount of Permitted Commodity Repurchase Agreement Indebtedness, shall at no time aggregate in excess of $275,000,000.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Prime Rate” means the rate publicly announced by the Bank from time to time as its prime rate. The Prime Rate is determined from time to time by the Bank as a means of pricing some loans to its borrowers. The Prime Rate is not tied to any external rate of interest or index and does not necessarily reflect the lowest rate of interest actually charged by the Bank to any particular class or category of customers.

“Proceeding” means any claim, litigation, investigation, action, suit, arbitration or administrative, judicial or regulatory action or proceeding in any jurisdiction.

“Receivables Transaction Attributed Indebtedness” means the amount of obligations outstanding under any Permitted Securitization that on any date of determination would be characterized as principal if such Permitted Securitization were structured as a secured lending transaction rather than as a purchase.

“Reference Time” with respect to any setting of the then-current Benchmark, means (1) if such Benchmark is Daily Simple SOFR, 5:00 a.m. (Chicago time), on the day that is two (2) U.S. Government Securities Business Days preceding the date of such setting and (2) if such Benchmark is not Daily Simple SOFR, the time determined by Bank it its reasonable discretion.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Governmental Body” means the Board and/or the NYFRB, or a committee officially endorsed or convened by the Board and/or the NYFRB or, in each case, any successor thereto.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Revolving Credit Agreement” means that certain Revolving Credit Agreement dated as of June 30, 2021 among the Borrower, certain subsidiaries of the Borrower from time to time party thereto, the lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent.

“Sanctioned Country” means, at any time, a country, region or territory which is itself, or whose government is, the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union, any European Union member state or His Majesty’s Treasury of the United Kingdom, (b) any Person organized or ordinarily resident in a Sanctioned Country, (c) any Person 50% or more owned or controlled by any such Person or Persons described in the foregoing clause (a) or (b), or (d) any Person otherwise the subject of any Sanctions.

“Sanctions” means economic or financial sanctions or trade embargoes enacted, imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or His Majesty’s Treasury of the United Kingdom.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Rate Day” has the meaning set forth in the definition of “Daily Simple SOFR”.

“SOFR Reserve Percentage” means, for any day, the maximum effective percentage in effect on such day, if any, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to SOFR funding.

“Specified Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“SPC” means a special purpose, bankruptcy-remote Person formed for the sole and exclusive purpose of engaging in activities in connection with the purchase, sale and financing of accounts receivable and related rights and assets in connection with and pursuant to a Permitted Securitization and reasonably related corporate maintenance and similar activities.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock or other Equity Interests having ordinary voting power to elect a majority of the board of directors, board of managers or persons performing similar functions of such entity (irrespective of whether at the time capital stock or other Equity Interests of any other class or classes of such entity shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by the parent, by the parent and one or more of its other subsidiaries or by one or more of the parent’s other subsidiaries.

“Subsidiary” means any subsidiary of Borrower.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Commitment” means the commitment of the Bank to make a term loan to Borrower in the aggregate amount of Two Hundred Million Dollars ($200,000,000.00) on the Effective Date pursuant to the terms of Article II of this Agreement and subject to the conditions of Article IV of this Agreement.

“Term Loan” has the meaning assigned to such term in Section 2.01.

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement and any other Loan Documents, the borrowing of the Term Loan and the use of the proceeds thereof.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“U.S. Government Securities Business Day” means any day except for (A) a Saturday or Sunday or (B) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Wholly-Owned Subsidiary” of a Person means (a) any subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (b) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled (other than in the case of foreign Subsidiaries, director’s qualifying shares and/or other nominal amounts of shares required to be held by Persons other than Borrower and its Subsidiaries under applicable law).

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02. Reserved.

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections and Schedules shall be construed to refer to Articles and Sections of, and Schedules to, this Agreement, (e) any reference to any law, rule or regulation herein shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if Borrower notifies the Bank that Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Bank notifies Borrower that it requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, (a) without giving effect to any election under Accounting Standards Codification 825 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or update having a similar result or effect) to value any Indebtedness or other liabilities of Borrower or any Subsidiary at “fair value,” as defined therein, (b) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or update having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described in such provision and (c) in a manner such that any obligations relating to a lease that (i), in accordance with GAAP as in effect on the Effective Date, would be accounted for by Borrower as an operating lease or (ii) was so accounted for on the Effective Date, whether or not amended such that it would be reassessed as a capital lease under the transition guidance in EITF Issue No. 01-8, “Determining Whether an Arrangement Contains a Lease,” shall, in either case, be accounted for as obligations relating to an operating lease and not as obligations relating to a capital lease (and shall not constitute Indebtedness or Borrowed Debt hereunder). Notwithstanding anything to the contrary contained in this Section or in the definition of “Capital Lease Obligations,” any change in accounting for leases pursuant to GAAP resulting from the adoption of Financial Accounting Standards Board Accounting Standards Update No.

2016-02, Leases (Topic 842) (“FAS 842”), to the extent such adoption would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2015, any such lease (or similar arrangement) shall not be considered a capital lease, and all calculations (including with respect to assets and liabilities associated with such lease) and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.

SECTION 1.05. Interest Rates; Benchmark Notification. The interest rate hereunder may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.14(b) provides a mechanism for determining an alternative rate of interest. The Bank does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability.

The Bank and its Affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Bank may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

SECTION 1.06. Exchange Rates. For purposes of (i) determining the amount of Indebtedness incurred, outstanding or proposed to be incurred or outstanding under Section 6.01 (but excluding, for the avoidance of doubt, any calculation of Consolidated Net Assets), (ii) determining the amount of obligations secured by Liens incurred, outstanding or proposed to be incurred or outstanding under Section 6.02 or (iii) determining the amount of Material Indebtedness or judgments outstanding under clause (f), (g) or (k) of Section 7.01, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than Dollars shall be translated into Dollars at the then applicable exchange rate for such currencies into Dollars; provided that no Default shall arise as a result of any limitation set forth in Dollars in Section 6.01 or 6.02 being exceeded solely as a result of changes in exchange rates from those rates applicable at the time or times Indebtedness or Liens were initially incurred or acquired in reliance on the exceptions under such Sections. Such exchange rates shall be determined in good faith by Borrower.

SECTION 1.07. Reserved.

SECTION 1.08. Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II

The Credits

SECTION 2.01. Term Loan. Subject to the terms and conditions set forth herein, Bank agrees to make a term loan to the Borrower on the date hereof in an aggregate principal amount not to exceed the Term Loan Commitment (such term loan, the “Term Loan”). The Term Loan Commitment shall automatically terminate on the date hereof (after the making of the Term Loan on such date). Amounts repaid on the Term Loan may not be reborrowed.

SECTION 2.02. Reserved.

SECTION 2.03. Reserved.

SECTION 2.04. Reserved.

SECTION 2.05. Reserved.

SECTION 2.06. Reserved.

SECTION 2.07. Reserved.

SECTION 2.08. Reserved.

SECTION 2.09. Reserved.

SECTION 2.10. Repayment of Term Loan; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Bank the principal amount of the Term Loan, and any accrued and unpaid interest thereon, on the Maturity Date.

(b) The Bank shall maintain in accordance with its usual practice, if applicable, an account or accounts evidencing the indebtedness of the Borrower to Bank resulting from the Term Loan, including the amounts of principal and interest payable and paid to Bank from time to time hereunder.

(c) The entries made in the accounts maintained pursuant to paragraph (b) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of the Bank to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Term Loan in accordance with the terms of this Agreement.

SECTION 2.11. Prepayment of Term Loan. (a) The Borrower shall have the right at any time and from time to time to prepay the Term Loan in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.

(b) Borrower shall notify the Bank of any prepayment not later than 1:00 p.m., Chicago time, three Business Days before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of the Term Loan to be prepaid; provided that a notice of prepayment delivered by Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or the consummation of a specified transaction, in which case such notice may be revoked by the Borrower (by notice to the Bank on or prior to the specified effective date) if such condition is not satisfied. Prepayments shall be accompanied by accrued interest on the principal amount being prepaid.

SECTION 2.12. Fees. All fees payable hereunder, if any, shall be paid on the dates due, in Dollars in immediately available funds, to the Bank. All fees due and payable shall not be refundable under any circumstances once paid.

SECTION 2.13. Interest. (a) The Term Loan shall bear interest at a rate per annum which is equal to the sum of (A) Daily Simple SOFR plus (B) 110 basis points (1.10%).

(b) Notwithstanding the foregoing, if any principal of or interest on the Term Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal on the Term Loan, 2% plus the rate otherwise applicable to the Term Loan as provided in the preceding paragraph of this Section or (ii) in the case of any other amount, 2% plus the Alternate Rate.

(c) Accrued interest on the Term Loan shall be due and payable in arrears, commencing on January 1, 2023, and continuing on the first day of each fiscal quarter thereafter until the Maturity Date, on which date all outstanding principal and accrued interest shall be due and payable in full; provided that in the event of any repayment or prepayment of the Term Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(d) Interest will be calculated based on the actual number of days that principal is outstanding over a year of 360 days; provided that with respect to interest computed by with respect to the Alternate Rate when the Alternate Rate is based on the Prime Rate, such interest shall be calculated based on the actual number of days that principal is outstanding over a year of 365 days (or 366 days in a leap year). In no event will the rate of interest hereunder exceed the Maximum Rate. The Bank’s determination of Daily Simple SOFR at any given time shall be conclusive absent manifest error.

SECTION 2.14. Alternate Rate of Interest; Illegality. (a) Subject to clauses (b), (c), (d), (e) and (f) of this Section 2.14, if:

(i) the Bank determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining Daily Simple SOFR; or

(ii) the Bank determines (which determination shall be conclusive absent manifest error) that Daily Simple SOFR will not adequately and fairly reflect the cost to the Bank of making or maintaining the Term Loan;

then the Bank shall give notice thereof to the Borrower by telephone, telecopy or electronic mail as promptly as practicable thereafter.

Furthermore, from the date of the Borrower’s receipt of the notice from the Bank referred to in this Section 2.14(a) with respect to Daily Simple SOFR until the Bank notifies the Borrower that the circumstances giving rise to such notice no longer exist, the Term Loan shall bear interest at the Alternate Rate.

(b) Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Bank and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.14(b) will occur prior to the applicable Benchmark Transition Start Date.

(c) Notwithstanding anything to the contrary herein or in any other Loan Document, the Bank will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d) The Bank will promptly notify the Borrower of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.14(e) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Bank pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.14.

(e) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Bank in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Bank may modify this Agreement at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Bank may modify this Agreement at or after such time to reinstate such previously removed tenor.

(f) From the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period (other than, for the avoidance of doubt, with respect to Daily Simple SOFR), then until such time as a Benchmark Replacement is implemented pursuant to this Section 2.14, the Term Loan shall bear interest at the Alternate Rate.

(g) If the Bank determines that any applicable law, rule or regulation has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Bank or its applicable lending office to make, maintain or fund loans bearing interest at rates based upon Daily Simple SOFR, or to determine or charge interest rates based upon Daily Simple SOFR or any Governmental Authority has imposed material restrictions on the authority of the Bank to purchase or sell, or to take deposits of, the applicable currency in the London or other applicable offshore interbank market, then, on written notice thereof by the Bank to the Borrower (and confirmation that the Bank is generally suspending such loans for similarly situated borrowers), the Borrower shall, upon demand from the Bank, prepay the Term Loan or convert the Term Loan to a loan bearing interest at the Alternate Rate, in each case, either on the day prior to the date the next payment of interest is due pursuant to Section 2.13(c) hereof, if the Bank may lawfully continue to maintain loans bearing interest based upon Daily Simple SOFR, or immediately, if the Bank may not lawfully continue to maintain loans bearing interest based upon Daily Simple SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Prior to giving any notice contemplated above, the Bank shall designate a different lending office if such designation would avoid the need for giving such notice and if such designation would not otherwise be disadvantageous to the Bank in its good faith discretion.

SECTION 2.15. Increased Costs. (a) On written demand, together with written evidence of the justification therefor, the Borrower agrees to pay the Bank all direct costs incurred, any losses suffered or payments made by the Bank as a result of any Change in Law, imposing any reserve, deposit, allocation of capital or similar requirement (including without limitation, Regulation D of the Board) on the Bank, its holding company or any of their respective assets relative to the Term Loan.

(b) A certificate of the Bank (i) setting forth the amount or amounts necessary to compensate the Bank or its holding company, as the case may be, as specified in paragraph (a) of this Section and (ii) confirming that the applicable increased costs incurred or reduction suffered are being similarly assessed by the Bank generally upon similarly situated borrowers, shall be delivered to Borrower and shall be conclusive absent manifest error. Borrower shall pay the Bank the amount shown as due on any such certificate within 10 days after receipt thereof.

(c) Failure or delay on the part of the Bank to demand compensation pursuant to this Section shall not constitute a waiver of the Bank’s right to demand such compensation; provided that Borrower shall not be required to compensate the Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that the Bank notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of the Bank’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16. Reserved.

SECTION 2.17. Taxes. (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) the Bank receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Bank timely reimburse it for, Other Taxes.

(c) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 2.17, the Borrower shall deliver to the Bank the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Bank.

(d) Indemnification by the Borrower. The Borrower shall indemnify the Bank, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by the Bank or required to be withheld or deducted from a payment to the Bank and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by the Bank shall be conclusive absent manifest error.

(e) Reserved.

(f) Status of Bank. Bank or any assignee thereof that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower, at the time or times reasonably requested by Borrower, such properly completed and executed documentation reasonably requested by Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, Bank or any assignee thereof, if reasonably requested by Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower as will enable Borrower to determine whether or not Bank or such assignee is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation shall not be required if in Bank or such assignee’s reasonable judgment such completion, execution or submission would subject Bank or such assignee to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of Bank or such assignee. Bank and any applicable assignee agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 2.17 shall survive any assignment of rights by, or the replacement of, the Bank, and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Setoffs. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees, or of amounts payable under Section 2.15 or Section 2.17, or otherwise) in Dollars prior to 1:00 p.m., Chicago time, on the date when due or the date fixed for any prepayment hereunder in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Bank, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

(b) At any time that payments are not required to be applied in the manner required by Section 7.03, if at any time insufficient funds are received by and available to the Bank to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, and (ii) second, towards payment of principal then due hereunder.

SECTION 2.19. Mitigation Obligations. If (i) Bank requests compensation under Section 2.15 or (ii) Borrower is required to pay any Indemnified Taxes or additional amounts to Bank or any Governmental Authority pursuant to Section 2.17, then Bank shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking the Term Loan or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of Bank, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject Bank to any unreimbursed cost or expense and would not otherwise be disadvantageous to Bank. Borrower hereby agrees to pay all reasonable and documented out of pocket costs and expenses incurred by Bank in connection with any such designation or assignment.

ARTICLE III

Representations and Warranties

Borrower represents and warrants to the Bank that:

SECTION 3.01. Organization; Powers. Each of Borrower and its Subsidiaries (i) is duly organized, validly existing and (to the extent the concept is applicable in such jurisdiction) in good standing under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business as now conducted and (iii) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except for failures of Subsidiaries under clauses (i) and (ii) above, and failures of Borrower or its Subsidiaries under clause (iii) above which, either individually or in the aggregate for all such failures under preceding clauses (i), (ii) and (iii), could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.02. Authorization; Enforceability. The execution and delivery of, and the performance of its obligations under, each Loan Document and the borrowing of the Term Loan are within the Borrower’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. Each Loan Document has been duly executed and delivered by the Borrower and each Loan Document constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. The execution and delivery of, and the performance of its obligations under, each Loan Document and the borrowing of the Term Loan (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate the charter, by-laws or other organizational documents of Borrower or any of its Material Subsidiaries, (c) will not (x) violate any applicable law or regulation, (y) violate any order of any Governmental Authority or (z) violate or result in a default under any indenture, agreement or other instrument binding upon Borrower or any of its Material Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by Borrower or any of its Material Subsidiaries, in each case of this clause (c), which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, and (d) will not result in the creation or imposition of any Lien (other than Liens permitted by Section 6.02) on any asset of Borrower or any of its Material Subsidiaries.

SECTION 3.04. Financial Condition; No Material Adverse Change. (a) Borrower has heretofore furnished to the Bank its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2021, reported on by KPMG LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended September 30, 2022, certified by its chief financial officer in accordance with the requirements of the Securities and Exchange Commission. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (i) above.

(b) Since December 31, 2021, there has been no material adverse change in the business, assets, operations or financial condition of Borrower and its Subsidiaries, taken as a whole.

SECTION 3.05. Properties. (a) Each of Borrower and its Material Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to the business of Borrower and its Material Subsidiaries taken as a whole, including all such properties reflected in Borrower’s most recent consolidated financial statements provided to the Bank except (i) for defects in title that, individually or in the aggregate, do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of Borrower or any Subsidiary or (ii) for any failure to do so that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) Each of Borrower and its Subsidiaries owns, is licensed or otherwise has the right to use, all material trademarks, trade names, copyrights, patents and other intellectual property material to its business, and the use thereof by Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such absence of ownership, license or other right to use or such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Borrower, threatened against or affecting Borrower or any of its Subsidiaries (i) which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that would have a material adverse effect on the validity or enforceability of any Loan Document or the Transactions or the rights or remedies of the Bank hereunder or thereunder.

(b) Except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received, through an executive officer of Borrower or any Subsidiary, notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability other than, in each case, as set forth in the report on Form 10-K most recently filed prior to the date hereof by Borrower with the Securities and Exchange Commission and any reports on Form 10-Q or 8-K filed by Borrower with the Securities and Exchange Commission subsequent to such Form 10-K and prior to the date hereof.

SECTION 3.07. Compliance with Laws and Agreements. Other than, in each case, as set forth in the report on Form 10-K most recently filed prior to the date hereof by Borrower with the Securities and Exchange Commission and any reports on Form 10-Q or 8-K filed by Borrower with the Securities and Exchange Commission subsequent to such Form 10-K and prior to the date hereof, each of Borrower and its Subsidiaries is in compliance with (a) all laws, regulations and orders of any Governmental Authority applicable to it or its property and (b) all indentures, agreements and other instruments binding upon it or its property, except, in each case, where the failure to be in such compliance, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 3.08. Investment Company Status. Neither Borrower nor any of its Subsidiaries is an “investment company” required to be registered under the Investment Company Act of 1940.

SECTION 3.09. Taxes. Each of Borrower and its Subsidiaries has filed or caused to be filed all United States Federal income tax and other material tax returns required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. ERISA. No liability to the PBGC has been, or is expected by Borrower or any ERISA Affiliate to be, incurred with respect to any Plan by Borrower, any Subsidiary or any ERISA Affiliate which is, or could reasonably be expected to be, materially adverse to the business, assets, operations or financial condition of Borrower and its Subsidiaries taken as a whole. Neither Borrower, any Subsidiary nor any ERISA Affiliate has incurred, or presently expects to incur, any withdrawal liability under Title IV of ERISA with respect to any Multiemployer Plan which is reasonably expected to be materially adverse to the business, assets, operations or financial condition of Borrower and its Subsidiaries taken as a whole.

SECTION 3.11. Disclosure. Borrower has disclosed to the Bank all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, including, without limitation, all reports filed with the Securities and Exchange Commission, financial statements, certificates or other written information (other than financial projections and other forward-looking information and information of a general economic or industry-specific nature) furnished by or on behalf of Borrower to the Bank in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in each case in light of the circumstances under which they were made and taken as a whole, not materially misleading; provided that, with respect to any projections, estimates, forward looking statements and information of a general economic or industry public nature, Borrower represents only that such information was prepared in good faith based upon reasonable assumptions that are believed by the preparer thereof to be reasonable at the time such information was delivered to the Bank. As of the Effective Date, to the best knowledge of Borrower, the information included in any Beneficial Ownership Certification provided on or prior to the Effective Date to the Bank in connection with this Agreement is true and correct in all respects.

SECTION 3.12. Regulation U. Margin stock (as defined in Regulation U of the Board) constitutes less than 25% of the value of those assets of Borrower and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder. None of the making of the Term Loan or the use of the proceeds thereof or any other aspect of the Transactions will violate or be inconsistent with the provisions of Regulation T, Regulation U or Regulation X of the Board.

SECTION 3.13. Anti-Corruption Laws and Sanctions. Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by Borrower, its Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws and Sanctions, and Borrower, its Subsidiaries and, to the knowledge of Borrower, their respective officers and employees, directors and agents, are in compliance with applicable Anti-Corruption Laws and Sanctions in all material respects and are not knowingly engaged in any activity that could reasonably be expected to result in the Borrower being designated as a Sanctioned Person. None of (a) Borrower, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of Borrower, any agent of Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. Neither the borrowing of the Term Loan, the use of proceeds thereof nor any other Transactions contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.

SECTION 3.14. Affected Financial Institutions. No Borrower is an Affected Financial Institution.

SECTION 3.15. Plan Assets; Prohibited Transactions. None of Borrower or any of its Subsidiaries is an entity deemed to hold “plan assets” (within the meaning of the Plan Asset Regulations), and neither the execution, delivery nor performance of the Transactions, including the making of the Term Loan, will give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. The obligations of the Bank to make the Term Loan shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Bank (or its counsel) shall have received from each party hereto and to the other Loan Documents a counterpart of this Agreement and each other Loan Document signed on behalf of such party.

(b) The Bank shall have received all fees and other amounts due and payable by the Borrower on or prior to the Effective Date, including, to the extent invoiced at least one day prior to the Effective Date, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(c) The Bank shall have received (i) audited consolidated financial statements of Borrower and its Subsidiaries for the two most recent fiscal years ended prior to the Effective Date as to which such financial statements are available and (ii) unaudited interim consolidated financial statements of Borrower and its Subsidiaries for the quarterly period ended September 30, 2022.

(d) [Reserved].

(e) All regulatory, legal and other third-party approvals necessary in connection with the Transactions shall have been obtained.

(f) There shall not exist any action, investigation, litigation or proceeding, pending or threatened, in any court or before any arbitrator or Governmental Authority that could reasonably be expected to have a Material Adverse Effect on the Borrower or the Transactions.

(g) The Bank shall have received a certificate, dated the Effective Date and signed by a Financial Officer of Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(h) The Bank shall have received (i) an opinion letter from Hogan Lovells US LLP for Borrower, dated as of the Effective Date, and (ii) an opinion letter from the General Counsel or Associate General Counsel of Borrower, dated as of the Effective Date, in each case, in form and substance reasonably satisfactory to the Bank and its counsel. Borrower hereby requests such counsel to deliver such opinions.

(i) The Bank shall have received (i) such documents and certificates as the Bank or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower, the authorization of the Transactions and any other legal matters relating to the Borrower, this Agreement or the Transactions, all in form and substance reasonably satisfactory to the Bank and its counsel, (ii) at least five days prior to the Effective Date, all documentation and other information regarding the Borrower requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation, to the extent requested in writing of the Borrower at least 10 days prior to the Effective Date and (iii) to the extent Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five days prior to the Effective Date, a Beneficial Ownership Certification in relation to Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by Bank of its signature page to this Agreement, the condition set forth in this clause (iii) shall be deemed to be satisfied.

The Bank shall notify Borrower of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02. Each Credit Event. The obligation of the Bank to make the Term Loan is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Borrower set forth in the Loan Documents shall be true and correct in all material respects (or in all respects in the case of any representation or warranty qualified by materiality or Material Adverse Effect).

(b) At the time of and immediately after giving effect to the borrowing of the Term Loan, no Default shall have occurred and be continuing.

The borrowing of the Term Loan shall be deemed to constitute a representation and warranty by Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Affirmative Covenants

Until the Obligations (other than contingent indemnification and expense reimbursement obligations for which no claim has been asserted by Bank) and all fees payable under any Loan Document shall have been paid in full, Borrower covenants and agrees with the Bank that:

SECTION 5.01. Financial Statements and Other Information. Borrower will furnish to the Bank:

(a) within 90 days after the end of each fiscal year of Borrower, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Borrower, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.04 and 6.05;

(d) promptly after the sending or filing thereof, copies of all periodic and other reports, proxy statements, registration statements and prospectuses filed by Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or distributed by Borrower to its shareholders generally, as the case may be, or proxy statements, registration statements and prospectuses filed by Borrower or any Subsidiary with any national securities exchange;

(e) [reserved];

(f) promptly following any request therefor, (i) such other information regarding the operations, business affairs and financial condition of Borrower or any Subsidiary (subject to the limitation described in the last sentence of Section 5.06), or compliance with the terms of this Agreement, as the Bank may reasonably request; and (ii) such information and documentation as may reasonably be requested by the Bank from time to time for purposes of compliance by the Bank with applicable laws (including without limitation the USA PATRIOT Act and other “know your customer” and anti-money laundering rules and regulations).

Notwithstanding anything to the contrary herein, (i) delivery within the 90-day period specified in clause (a) above of copies of the Annual Report on Form 10-K of Borrower for each applicable annual period (including all financial statement exhibits and financial statements incorporated by reference therein) prepared in compliance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of Section 5.01(a); provided, that Borrower shall be deemed to have made such delivery of any Form 10-K if it shall have made such Form 10-K available on “EDGAR” within such 90-day period (such delivery being referred to as “Electronic Delivery”), (ii) delivery within the 45-day period specified in clause (b) above of copies of the Quarterly Report on Form 10-Q of Borrower for each applicable quarterly period (including all financial statement exhibits and financial statements incorporated by reference therein) prepared in compliance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of Section 5.01(b); provided, that Borrower shall be deemed to have made such delivery of any Form 10-Q if it shall have made Electronic Delivery thereof within such 45-day period, and (iii) Borrower shall be deemed to have made delivery of any reports, statements and other materials specified in clause (d) above if it shall have made Electronic Delivery thereof promptly after the sending or filing thereof.

SECTION 5.02. Notices of Material Events. Borrower will furnish to the Bank written notice of the following as soon as possible and in any event no later than five days after obtaining knowledge thereof:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting Borrower or any Subsidiary thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(d) any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect; and

(e) any change in the information provided in the Beneficial Ownership Certification delivered to the Bank that would result in a change to the list of beneficial owners identified in such certification.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. Borrower will, and will cause each of its Material Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect (i) its legal existence and (ii) the rights, licenses, permits, privileges and franchises material to the conduct of its business, in the case of clause (ii), where to failure to preserve, renew or keep could reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 or any winding up, liquidation or dissolution of any inactive Subsidiaries.

SECTION 5.04. Payment of Tax Obligations. Borrower will, and will cause each of its Subsidiaries to, pay its Tax liabilities, that, if not paid, could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where the validity or amount thereof is being contested in good faith by appropriate proceedings and either (a) Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05. Maintenance of Properties; Insurance. Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear and casualty and condemnation events excepted (provided that this clause (a) shall not prevent Borrower or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and such discontinuance could not, individually or in the aggregate, reasonably be expected have a Material Adverse Effect), and (b) maintain, with responsible and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 5.06. Books and Records; Inspection Rights. Borrower will, and will cause each of its Material Subsidiaries to, keep proper books of record and account in which full and correct entries in all material respects are made of all financial transactions in relation to its business and activities in accordance with GAAP or the accounting standard applicable in the jurisdiction where such books and records are kept. Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Bank, upon reasonable prior notice and at the Bank’s expense if no Default or Event of Default has occurred and is continuing and at Borrower’s expense if a Default or an Event of Default has occurred and is continuing, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants (so long as an officer of Borrower is provided a reasonable opportunity to participate in any such meeting with the independent accountants), all at such reasonable times and as often as reasonably requested; provided that so long as no Default or Event of Default has occurred and is continuing, no more than one such visit or inspection shall be permitted in any calendar year pursuant to this Section; provided, further, that any Information (as defined in Section 9.12) provided to any Person in connection with any such visit or inspection shall be subject to the provisions of Section 9.12, and such Person shall have been made aware of the provisions of Section 9.12. Notwithstanding anything to the contrary in this Section, neither Borrower nor any Subsidiary shall be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Bank (or its agents) is prohibited by applicable law or any binding confidentiality agreement between Borrower or any Subsidiary and a Person that is not Borrower or any Subsidiary not entered into in contemplation of preventing such disclosure, inspection, examination or discussion or (iii) is subject to attorney-client or similar privilege or constitutes attorney work-product; provided Borrower shall (x) use commercially reasonable efforts to communicate, to the extent permitted, the applicable information in a way that would not violate the applicable law or agreement, and (y) to the extent Borrower is unable to disclose any such information, Borrower shall notify the Bank if any such information is being withheld as a result of any such obligation of confidentiality (but solely if providing such notice would not violate such confidentiality obligation).

SECTION 5.07. Compliance with Laws. Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, including, without limitation, all Environmental Laws, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by Borrower, its Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws and Sanctions.

SECTION 5.08. Use of Proceeds and Letters of Credit. The proceeds of the Term Loan will be used to refinance existing Indebtedness of the Borrower and for general corporate purposes. No part of the proceeds of the Term Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. The Borrower will not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, directly, or, to its knowledge, indirectly the proceeds of the Term Loan (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any applicable Anti-Corruption Laws, (b) for the purpose of directly, or, to its knowledge, indirectly funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

ARTICLE VI

Negative Covenants

Until the Obligations (other than contingent indemnification and expense reimbursement obligations for which no claim has been asserted by Bank) and all fees payable under any Loan Document have been paid in full, Borrower covenants and agrees with the Bank that:

SECTION 6.01. Subsidiary Indebtedness. Borrower will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness (i) under the Loan Documents or (ii) incurred as a subsidiary borrower under the Revolving Credit Agreement;

(b) Indebtedness existing on the Effective Date that is set forth on Schedule 6.01, and any renewals, extensions or refinancings thereof, provided that the principal amount of such Indebtedness is not increased at the time of such renewal, extension or refinancing thereof except by an amount equal to any premium or other amount paid, and fees and expenses incurred, in connection with such renewal, extension or replacement;

(c) Indebtedness of any Subsidiary to Borrower or any other Subsidiary;

(d) Guarantees by any Subsidiary of Indebtedness of Borrower or any other Subsidiary;

(e) Indebtedness of any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof except by an amount equal to any premium, accrued and unpaid interest or other amount paid that does not constitute a repayment of any principal, and fees and expenses incurred, in connection with such renewal, extension or replacement; provided that such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement;

(f) obligations under (i) Swap Agreements entered into to hedge or mitigate risks to which any Subsidiary has actual exposure (other than those in respect of Equity Interests of Borrower or any of its Subsidiaries) or (ii) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of any Subsidiary;

(g) Indebtedness (if any) of any Subsidiary arising or deemed to arise out of any Permitted Receivable Sales Transaction;

(h) Indebtedness arising under notional pooling cash management arrangements to the extent not matched by cash deposits of any Subsidiary or in connection with commodities or securities accounts;

(i) Indebtedness of any Subsidiary which constitutes Receivables Transaction Attributed Indebtedness or Permitted Commodity Repurchase Agreement Indebtedness in an aggregate principal amount (when aggregated with the aggregate outstanding amount of Receivables Transaction Attributed Indebtedness and Permitted Commodity Repurchase Agreement Indebtedness of Borrower and its Subsidiaries) not exceeding $275,000,000 at any time outstanding;

(j) Indebtedness of any Person which becomes a Subsidiary after the date hereof existing prior to the acquisition thereof or of its parent by Borrower or any Subsidiary and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof except by an amount equal to any premium, accrued and unpaid interest or other amount paid that does not constitute a repayment of any principal, and fees and expenses incurred, in connection with such renewal, extension or replacement; provided that (i) such Indebtedness is not incurred in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be and (ii) neither Borrower nor any other Subsidiary shall be liable for such Indebtedness;

(k) unsecured Indebtedness in respect of letters of credit, bank guarantees and similar instruments issued for the account of any Subsidiary in the ordinary course of business supporting obligations under (i) workers’ compensation, unemployment insurance and other social security laws, (ii) bids, trade contracts, leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and obligations of a like nature and (iii) other obligations that do not constitute Indebtedness;

(l) Indebtedness in respect of netting services, overdraft protections and otherwise arising from treasury, depository and cash management services or in connection with any automated clearing-house transfers of funds, overdraft or any similar services, in each case in the ordinary course of business;

(m) Indebtedness in the form of purchase price adjustments and earn-outs incurred in connection with any Acquisition or joint venture investment not prohibited hereunder;

(n) Indebtedness owing to any insurance company in connection with the financing of insurance premiums permitted by such insurance company in the ordinary course of business; and

(o) other Indebtedness of any Subsidiary so long as, both before and after giving effect to the incurrence of such Indebtedness, Borrower is in pro-forma compliance with Section 6.04 as of the date of such incurrence.

Notwithstanding the foregoing, Borrower will not permit the aggregate principal amount of Indebtedness and other obligations of Borrower’s Subsidiaries outstanding at any time and (A) incurred or permitted pursuant to clause (e), (j) or (o) of this Section 6.01 or (B) secured by Liens permitted under Section 6.02(o) to, collectively, exceed the greater of (x) $450,000,000 and (y) an amount equal to 15% of the Consolidated Net Assets of Borrower and its Subsidiaries (determined by reference to the most recent consolidated financial statements of Borrower delivered pursuant to Section 5.01 (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 5.01, the most recent financial statements referred to in Section 3.04(a)).

SECTION 6.02. Liens. Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or on any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Permitted Encumbrances;

(b) any Lien on any property or asset of Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof except by an amount equal to any premium, accrued and unpaid interest or other amount paid that does not constitute a repayment of any principal, and fees and expenses incurred, in connection with such renewal, extension or replacement;

(c) any Lien existing on any property or asset prior to the acquisition thereof by Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof except by an amount equal to any premium, accrued and unpaid interest or other amount paid that does not constitute a repayment of any principal, and fees and expenses incurred, in connection with such renewal, extension or replacement;

(d) Liens on fixed or capital assets acquired, constructed or improved by Borrower or any Subsidiary; provided that (i) such Liens, in the case of Liens on assets of Subsidiaries, secure Indebtedness of Subsidiaries permitted by clause (d) of Section 6.01, (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such Liens shall not apply to any other property or assets of Borrower or any Subsidiary; provided, further, that individual financings of equipment or other fixed or capital assets otherwise permitted to be secured hereunder provided by any Person (or its Affiliates) may be cross-collateralized to other such financings provided by such Person (or its Affiliates);

(e) Liens upon assets of an SPC granted in connection with a Permitted Securitization (including customary backup Liens granted by the transferor in accounts receivable and related rights or assets transferred to an SPC);

(f) Liens on the property or assets of any Subsidiary securing Indebtedness owing to Borrower or any Wholly-Owned Subsidiary;

(g) customary Liens and setoff rights securing obligations in respect of notional pooling cash management arrangements and commodities and securities accounts;

(h) customary Liens incurred in connection with any transfer of an interest in accounts receivable or related assets as part of a Permitted Receivable Sales Transaction;

(i) Liens arising from precautionary filings in respect of (i) operating leases and (ii) credit and cash management programs between third parties and customers of Borrower or customers of any Subsidiary of Borrower under which Borrower or such Subsidiary does not have any Indebtedness;

(j) any interest or title of a lessor in the property (and the proceeds, accession or products thereof) subject to any operating lease, and Liens arising from Uniform Commercial Code financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to true leases or leases permitted hereunder;

(k) Liens, if any, in favor of (i) the Bank or (ii) the administrative agent under the Revolving Credit Agreement on cash collateral delivered with respect to letters of credit issued thereunder and pursuant the terms of the Revolving Credit Agreement;

(l) Liens on cash and cash equivalents deposited with a trustee or a similar Person to defease or to satisfy and discharge any Indebtedness, provided that such defeasance or satisfaction and discharge is permitted hereunder;

(m) Liens on the net cash proceeds of any Indebtedness incurred to finance an Acquisition held in escrow by a third party escrow agent prior to the release thereof from escrow;

(n) Liens on specific items of inventory or other goods and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(o) other Liens securing obligations at no time exceeding the amount permitted pursuant to the final sentence of Section 6.01; and

(p) Liens created over any Commodity Purchase Agreement Property and securing Permitted Commodity Repurchase Agreement Indebtedness permitted hereunder.

SECTION 6.03. Fundamental Changes; Asset Sales. Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of the consolidated assets of Borrower and its consolidated subsidiaries, taken as a whole (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (i) any Subsidiary may merge or consolidate with or into any other Subsidiary, (ii) any Subsidiary may merge into Borrower, (iii) Borrower and any Subsidiary may merge or consolidate with or into any other Person, and (iv) any Subsidiary may liquidate or dissolve if Borrower determines in good faith that such liquidation or dissolution is in the best interests of Borrower and is not materially disadvantageous to Bank; provided that in the case of clauses (i) through (iii) of the foregoing, in the case of any such merger or consolidation of Borrower with or into another Person (such that the Borrower is not the surviving corporation), the Person with or into which the Borrower is merged or consolidated shall (A) first or simultaneously with such merger or consolidation agree to be bound by the terms hereof and of the Loan Documents and assume the Borrower’s obligations hereunder and thereunder pursuant to an agreement or instrument satisfactory in form and substance to the Bank (and shall thereafter be the Borrower, as applicable, hereunder), (B) to the extent requested by Bank, have promptly provided to Bank all documentation and other information that may be required by Bank in order to enable compliance with applicable “know-your-customer” and anti-money laundering rules and regulations, including information required by the Patriot Act and the Beneficial Ownership Regulation and (C) be a corporation organized under the laws of the United States of America or any State thereof.

SECTION 6.04. Maximum Leverage Ratio. Borrower will not, as of any Measurement Date, permit the Leverage Ratio to exceed 3.50:1.00; provided that (a) so long as no Event of Default exists at such time or would result therefrom (after giving effect to this proviso), Borrower may elect to increase the maximum Leverage Ratio permitted under this Section 6.04 to 4.00:1.00 for a period of four consecutive fiscal quarters following the consummation of a Material Acquisition occurring during the first of such four fiscal quarters (each such period of four consecutive fiscal quarters, an “Adjusted Covenant Period”) and (b) notwithstanding clause (a) above, Borrower may not elect a new Adjusted Covenant Period for at least two full fiscal quarters following the end of another Adjusted Covenant Period.

SECTION 6.05. Minimum Interest Coverage Ratio. Borrower will not permit the Interest Coverage Ratio as of the end of any Measurement Date to be less than 3.50:1.00.

ARTICLE VII

Events of Default

SECTION 7.01. Events of Default. The following events shall each constitute an “Event of Default” hereunder:

(a) the Borrower shall fail to pay any principal of the Term Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on the Term Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section 7.01) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five days;

(c) any representation or warranty made or deemed made by or on behalf of Borrower or any Subsidiary in writing in connection with this Agreement or any Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.03 (with respect to the Borrower’s existence) or 5.08 or in Article VI of this Agreement;

(e) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Section 7.01 or Section 5.01(e)), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Bank;

(f) Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (subject to any applicable grace period);

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to (i) customary non-default mandatory prepayment requirements, including mandatory prepayment events associated with asset sales, casualty events, debt or equity issuances, extraordinary receipts or borrowing base limitations, (ii) any prepayment, repurchase, redemption or defeasance of any Indebtedness incurred for the purposes of financing any Acquisition if the related Acquisition is not consummated, (iii) any Indebtedness that becomes due as a result of a voluntary prepayment, repurchase, redemption or defeasance thereof, or any refinancing thereof, permitted under this Agreement or (iv) in the case of any Hedging Agreement, termination events or equivalent events pursuant to the terms of such Hedging Agreement not arising as a result of a default by the Company or any Subsidiary thereunder;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section 7.01, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) Borrower or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $100,000,000 (other than to the extent any such judgment is covered by insurance (other than under a self-insurance program) provided by a financially sound insurer to the extent a claim therefor has been made in writing and liability therefor has not been denied by the insurer) shall be rendered against Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of Borrower or any Subsidiary to enforce any such judgment;

(l) an ERISA Event shall have occurred that when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; or

(m) a Change in Control shall occur.

SECTION 7.02. Remedies Upon an Event of Default. If an Event of Default shall occur, (other than an event with respect to Borrower described in Section 7.01(h) or Section 7.01(i)), and at any time thereafter during the continuance of such event, the Bank may take any or all of the following actions, at the same or different times:

(a) declare the then outstanding principal amount of the Term Loan to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the then outstanding principal amount of the Term Loan so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder and under any other Loan Document, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower;

(b) exercise all rights and remedies available to it under the Loan Documents and applicable law.

If an Event of Default described in Section 7.01(h) or Section 7.01(i) occurs with respect to the Borrower, the then outstanding principal amount of the Term Loan, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder or under any other Loan Document, shall automatically become due and payable, in each case, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

SECTION 7.03. Application of Payments. Notwithstanding anything herein to the contrary, following the occurrence and during the continuance of an Event of Default:

(a) all payments received on account of the Obligations shall be applied by the Bank as follows:

(i) first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts payable to the Bank (including fees and disbursements and other charges of counsel to the Bank payable under Section 9.03 and amounts pursuant to Section 2.12);

(ii) second, to payment of that portion of the Obligations constituting accrued and unpaid fees and charges and interest on the Term Loan;

(iii) third, to payment of that portion of the Obligations constituting unpaid principal of the Term Loan;

(iv) fourth, to the payment in full of all other Obligations; and

(v) finally, the balance, if any, after all Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by law.

ARTICLE VIII

Reserved

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to Borrower, to it at Ingredion Incorporated, 5 Westbrook Corporate Center, Westchester, Illinois 60154, Attention of Kevin Wilson, Vice President and Corporate Treasurer (Telecopy No. (708) 551-2630), with a copy to Ingredion Incorporated, 5 Westbrook Corporate Center, Westchester, Illinois 60154, Attention of Tanya Jaeger de Foras, Senior Vice President, Chief Legal Officer, Corporate Secretary and Chief Compliance Officer (Telecopy No. (708) 551-2801); and

(ii) if to the Bank, to PNC Bank, National Association, One North Franklin St., Suite 2800, Chicago, Illinois 60606, Attention of David McNeela, Managing Director, Corporate Finance.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). The Bank or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Bank otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(b) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Bank in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Bank hereunder or under any Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of the Term Loan shall not be construed as a waiver of any Default, regardless of whether the Bank may have had notice or knowledge of such Default at the time.

(b) Subject to Section 2.14, neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by Borrower and the Bank.

(c) Notwithstanding anything to the contrary contained herein, any fee letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Bank and its Affiliates, including the reasonable fees, charges and disbursements of outside counsel for the Bank, in connection with the preparation and administration of this Agreement or any other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the Bank, including the reasonable fees, charges and disbursements of one primary counsel and one local counsel in each specialty and relevant jurisdiction in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section, or in connection with the Term Loan made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Term Loan.

(b) Limitation of Liability. To the extent permitted by applicable law (i) Borrower shall not assert, and Borrower hereby waives, any claim against the Bank and any Related Party of the Bank (each such Person being called a “Lender-Related Person”) for any Specified Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet) other than for direct, actual damages resulting from the gross negligence or willful misconduct of such Lender-Related Person as determined by a final, non-appealable judgment of a court of competent jurisdiction, and (ii) no party hereto shall assert, and each such party hereby waives, any Specified Liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Term Loan or the use of the proceeds thereof; provided that, nothing in this Section 9.03(b) shall relieve Borrower of any obligation it may have to indemnify an Indemnitee, as provided in Section 9.03(c), against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(c) Borrower shall indemnify Bank and each Related Party of the Bank (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, Specified Liabilities and related expenses, including the reasonable and documented out-of-pocket fees, charges and disbursements of any one primary counsel and one local counsel in each specialty and relevant jurisdiction for all Indemnitees in connection with the indemnification claims arising out of the same facts or circumstances and, in the case of an actual or perceived conflict of interest, one or more additional counsel of the applicable type for each group of affected Indemnitees similarly situated taken as a whole, without duplication of amounts paid pursuant to Section 2.17, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the making of the Term Loan or any other transactions contemplated hereby, (ii) the Term Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to Borrower or any of its Subsidiaries, or (iv) any actual or prospective Proceeding relating to any of the foregoing, whether or not such Proceeding is brought by Borrower or its equity holders, Affiliates or creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, Specified Liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee (or any Related Party), (y) from a breach in bad faith of any obligation of such Indemnitee (or any Related Party) hereunder or under any other Loan Document or (z) any disputes solely among Indemnitees (other than any claims directly resulting from an act or omission by Borrower or any of its Affiliates). This Section 9.03(c) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(d) All amounts due under this Section shall be payable not later than ten Business Days after written demand (accompanied by reasonably detailed invoices) therefor.

SECTION 9.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Bank (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) Bank may not assign or otherwise transfer its rights and obligations hereunder except in accordance with this Section. Bank may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Term Loan at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of Borrower; provided that Borrower shall be deemed to have consented to an assignment of all or a portion of the Term Loan unless it shall have objected thereto by written notice to the Bank within ten Business Days after having received notice thereof; provided, further that no consent of Borrower shall be required for an assignment to an Affiliate of Bank, an Approved Fund or, if an Event of Default has occurred and is continuing pursuant to paragraphs (a), (b), (h) or (i) of Section 7.01. The Bank may, without the consent of Borrower, sell participations to one or more banks or other entities in all or a portion of the Bank’s rights and obligations under this Agreement (including all or a portion of the Term Loan owing to it); provided that (A) the Bank’s obligations under this Agreement shall remain unchanged, (B) the Bank shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) Borrower shall continue to deal solely and directly with the Bank in connection with the Bank’s rights and obligations under this Agreement.    The Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of the Bank, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over the Bank or its parent, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release the Bank from any of its obligations hereunder or substitute any such pledgee or assignee for the Bank as a party hereto.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of the Term Loan, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Bank may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid. The provisions of Sections 2.15, 2.17 and 9.03 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Term Loan or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

SECTION 9.06. Counterparts; Integration; Effectiveness; Electronic Execution.

(a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Bank constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Bank and when the Bank shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b) Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Credit Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to, any Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Bank to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Bank has agreed to accept any Electronic Signature, the Bank shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Bank, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Bank, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) the Bank may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of the Bank’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waive any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waive any claim against any Lender-Related Person for any Specified Liabilities arising solely from the Bank’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Specified Liabilities arising as a result of the failure of the Borrower to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, the Bank and its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held, and other obligations at any time owing, by the Bank or such Affiliate, to or for the credit or the account of Borrower against any and all of the Obligations now or hereafter existing under this Agreement or any other Loan Document to Bank or its Affiliates, irrespective of whether or not Bank or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations may be contingent or unmatured or are owed to a branch office or Affiliate of the Bank different from the branch office or Affiliate holding such deposit or obligated on such indebtedness. The rights of the Bank and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that the Bank or its Affiliates may have. Bank agrees to notify Borrower promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to principles of conflicts of laws that would result in the application of the laws of any other jurisdiction; provided that Section 5-1401 of the New York General Obligations Law shall apply.

(b) Bank hereby irrevocably and unconditionally agrees that, notwithstanding the governing law provisions of any applicable Loan Document, any claims brought against the Bank relating to this Agreement, any other Loan Document, or the consummation or administration of the transactions contemplated hereby or thereby shall be construed in accordance with and governed by the law of the State of New York

(c) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may (and any such claims, cross-claims or third party claims brought against the Bank or any of its Related Parties may only) be heard and determined in such Federal (to the extent permitted by law) or New York State court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Bank may otherwise have to bring any action or proceeding relating to this Agreement against Borrower, or its properties in the courts of any jurisdiction.

(d) Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (c) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(e) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION. THE BORROWER AND THE BANK ACKNOWLEDGE THAT THE FOREGOING WAIVER IS KNOWING AND VOLUNTARY.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. The Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors for reasons reasonably related to this Agreement or the Bank’s internal procedures relating to credit facilities (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (in which case such Person agrees to use commercially reasonable efforts to inform Borrower promptly thereof prior to such disclosure to the extent practicable and not prohibited by applicable law), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its respective obligations, (g) on a confidential basis to (1) any rating agency in connection with rating Borrower or its Subsidiaries or the credit facility provided for herein, (2) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of identification numbers with respect to the credit facility provided for herein, or (3) any third party service providers to the Bank in connection with administration and processing of the Term Loan or its loan portfolios, (h) with the consent of Borrower or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Bank on a non-confidential basis from a source other than Borrower. For the purposes of this Section, “Information” means all information received from Borrower relating to Borrower or its business, other than any such information that is available to the Bank on a non-confidential basis prior to disclosure by Borrower and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry.

THE BANK ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING BORROWER AND ITS AFFILIATES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

SECTION 9.13. Interest Rate Limitation. In no event will the rate of interest applicable to the Term Loan hereunder exceed the Maximum Rate. Regardless of any other provision of this Agreement, the Note or the other Loan Documents, if for any reason the effective interest rate should exceed the Maximum Rate, the effective interest rate shall be deemed reduced to, and shall be, the Maximum Rate, and (i) the amount which would be excessive interest shall be deemed applied to the reduction of the principal balance of the Term Loan and not to the payment of interest, and (ii) if the Term Loan has been or is thereby paid in full, the excess shall be returned to the party paying same, such application to the principal balance of the Term Loan or the refunding of such excess to be a complete settlement and acquittance thereof.

SECTION 9.14. No Fiduciary Duty, etc. (a) The Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that the Bank will not have any obligations except those obligations expressly set forth herein and in the other Loan Documents and the Bank is acting solely in the capacity of an arm’s length contractual counterparty to the Borrower with respect to the Loan Documents and the transactions contemplated herein and therein and not as a financial advisor or a fiduciary to, or a non-fiduciary agent of, the Borrower or any other person. The Borrower agrees that it will not assert any claim against the Bank based on an alleged breach of fiduciary duty by the Bank in connection with this Agreement and the transactions contemplated hereby. Additionally, the Borrower acknowledges and agrees that the Bank is not advising the Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. The Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated herein or in the other Loan Documents, and the Bank shall have no responsibility or liability to the Borrower with respect thereto.

(b) The Borrower further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that the Bank, together with its Affiliates, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, the Bank may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Borrower and other companies with which the Borrower may have commercial or other relationships. With respect to any securities and/or financial instruments so held by the Bank or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

(c) In addition, the Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that the Bank and its Affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which Borrower or its Subsidiaries may have conflicting interests regarding the transactions described herein and otherwise. The Bank will not use confidential information obtained from the Borrower by virtue of the transactions contemplated by the Loan Documents or its other relationships with Borrower or its Subsidiaries in connection with the performance by the Bank of services for other companies, and the Bank will not furnish any such information to other companies. The Borrower also acknowledges that the Bank has no any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to the Borrower, confidential information obtained from other companies.

SECTION 9.15. USA PATRIOT Act Notice. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies Borrower that opens an account. What this means: when the Borrower opens an account, the Bank will ask for the business name, business address, taxpayer identifying number and other information or documentation that will allow the Bank to identify the Borrower, such as organizational documents. For some businesses and organizations, the Bank may also need to ask for identifying information and documentation relating to certain individuals associated with the business or organization.

SECTION 9.16. Reserved.

SECTION 9.17. Reserved.

SECTION 9.18. Reserved.

SECTION 9.19. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

ARTICLE X

Reserved

ARTICLE XI

Reserved

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

INGREDION INCORPORATED, as Borrower

By:	/s/ James Gray
Name:	James Gray
Title:	Chief Financial Officer

By:	/s/ Kevin Wilson
Name:	C. Kevin Wilson
Title:	Vice President and Corporate Treasurer

Signature Page to Credit Agreement

PNC BANK, NATIONAL ASSOCIATION, as Bank

By:	/s/ Donna Benson
Name:	Donna Benson
Title:	Assistant Vice President